EXHIBIT (a)(1)(A)

CONEXANT SYSTEMS, INC.
4311 JAMBOREE ROAD
NEWPORT BEACH, CALIFORNIA 92660-3095
(949) 483-4600

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
September 21, 2001

CONEXANT SYSTEMS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC DAYLIGHT TIME,
ON OCTOBER 2, 2001, UNLESS WE EXTEND THE OFFER

     We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $25.00 per share (Eligible Option Grants) for replacement options to purchase shares of our common stock (Replacement Options) (Offer). If you wish to accept this Offer, you must complete an election form agreeing to exchange your Eligible Option Grants for Replacement Options. In addition, if you wish to accept this Offer, you must exchange all of your options that were granted in the six-month period prior to the date on which this Offer expires — even if the exercise price of some of those options is less than $25.00 per share. This Offer is currently expected to expire at 5:00 p.m., Pacific Daylight Time, on October 2, 2001, unless we extend the offer to a later date (the Expiration Date). In other words:

•	You may exchange outstanding options that have an exercise price that is equal to or greater than $25.00 per share.

•	If you elect to exchange outstanding options that have an exercise price that is equal to or greater than $25.00 per share, then you must also exchange all of your options that were granted in the six-month period prior to the Expiration Date — even if the exercise price of some of those options is less than $25.00 per share.

For example, based on an Expiration Date of October 2, 2001, if you elect to participate in this Offer, then you must exchange all of your options that were granted on or after April 2, 2001 — even if the exercise price of some of those options is less than $25.00 per share. The options granted in the six-month period prior to the Expiration Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

     The Replacement Options will be granted on April 3, 2002, or a later date if the Expiration Date is extended (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). The Replacement Options will cover the same number of shares as the Eligible Option Grants you exchanged, subject to adjustment.

     We are making this offer upon the terms, and subject to the conditions, described in this Offer to Exchange (and attachments hereto) and in the related cover letter and attached Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of the Offer to Exchange.

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     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

     Shares of our common stock are quoted on Nasdaq under the symbol “CNXT”. On August 24, 2001 the closing price of our common stock as reported on Nasdaq was $11.61 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

     If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Stock Administration at (949) 483-4525 or stockadmin@conexant.com.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

     If you decide to participate in this Offer, you must complete the online Election Form found at http://www.proxyvoting.com/conexant and submit it in accordance with its instructions before 5:00 p.m. Pacific Daylight Time on the Expiration Date (currently October 2, 2001), or at a later date if we extend the Offer. If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Please note that, if you are an employee in certain jurisdictions outside the United States, you may be required to print the Election Form and sign and fax it to us before the deadline noted above. Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. In addition, potential accounting developments may cause us to not accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.

The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

     Company Option Plans means our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan and our Directors Stock Plan. We have additional option plans in effect today but, because all options granted under those plans have exercise prices less than $25.00, those plans are not included in this definition.

     Eligible Option Grants means all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $25.00 per share. If you do exchange outstanding options that have an exercise price that is equal to or greater than $25.00 per share, then the options granted in the six-month period prior to the Expiration Date must also be exchanged, even if those shares were granted at an exercise price below $25.00 per share.

     As used in these materials, employed and employment includes service as a member of our Board of Directors.

     Expiration Date means the time that this Offer will expire, which is currently set to be at 5:00 p.m., Pacific Daylight Time on October 2, 2001, unless we extend the Offer to a later date.

     Fair Market Value means the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

     Nasdaq means The Nasdaq Stock Market, Inc.’s National Market System.

     As used in these materials, non-exempt employee means an employee that is entitled to receive overtime pay.

     Offer means this offer to exchange Eligible Option Grants for Replacement Options.

     Proposed Separation means the proposed plan to separate Conexant Systems, Inc. into two independent companies, with one company spinning off and retaining the name of Conexant Systems, Inc. (sometimes referred to in this document as New Conexant) and the other company becoming Mindspeed Technologies™ (sometimes referred to in this document as Mindspeed Technologies). This type of transaction is also referred to as a spin-off transaction.

     Replacement Grant Plans means our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan and, with respect to employees in the United Kingdom and France, the relevant sub-plans under the 2000 Non-Qualified Stock Plan. All Replacement Options will be issued under one of the Replacement Grant Plans.

     Replacement Options means options to purchase shares of our common stock that will be issued in exchange for the Eligible Option Grants.

     Replacement Option Grant Date means the date on which the Replacement Options will be granted.

     SEC means the United States Securities and Exchange Commission.

     Schedule T/O means the Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange, including all amendments thereto.

     As used in these materials, subject to adjustment means the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. Please note, however, that subject to adjustment does not mean any adjustment that might occur as a result of the Proposed Separation.

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SUMMARY TERM SHEET

     The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Questions and Answers and the Schedule T/O, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Schedule T/O. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

•     Offer. We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange Eligible Option Grants for Replacement Options. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $25.00 per share. (See Section 1)

•     Voluntary Participation; Exchange. Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants, but if you elect to exchange any Eligible Option Grant, you also must exchange all other options granted to you during the six-month period prior to the Expiration Date, even if the exercise price of those options is less than $25.00 per share. (See Section 1)

•     Replacement Options.

Number of Shares. The Replacement Options will cover the same number of shares as the Eligible Option Grants and the other options exchanged, subject to adjustment. Please note, however, that “subject to adjustment” does not mean any adjustment that might otherwise have occurred as a result of the Proposed Separation. (See Section 8)

Vesting and Exercisability. For employees and members of our Board of Directors located in the United States, the vesting schedule of the Eligible Option Grants will carry over to the relevant Replacement Options. If you are an employee located outside the United States, please see Schedule B for more details. Replacement Options will not accelerate upon a Change in Control, even if they are exchanged for Eligible Option Grants received before December 9, 1999. Also, if you are a non-exempt employee, you will not be able to exercise your Replacement Options for at least six months after the Replacement Option Grant Date. (See Sections 5 and 8)

Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8)

Nonqualified Stock Options. No Replacement Options will be treated as incentive stock options under U.S. tax law.

•     Timing. We commenced this Offer on September 4, 2001. The Expiration Date of this Offer is currently October 2, 2001, but we may extend this Offer to a later date. The

Replacement Option Grant Date will be April 3, 2002, or a later date if this Offer is extended. (See Section 1)

•     Eligibility. If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in this Offer. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. Eligible Option Grants held by our executive officers and members of our Board of Directors may be exchanged in this Offer. (See Sections 8 and 9)

•     Election. To make your election to accept this Offer, you must submit an Election Form before 5:00 p.m., Pacific Daylight Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. You may change or withdraw your election at any time prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date by following similar procedures. (See Sections 3 and 4)

•     Conditions to this Offer. This Offer is subject to a number of conditions. In addition, potential accounting developments may cause us to not accept your Eligible Option Grants for exchange. If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

•     Trading Price for Our Common Stock. Shares of our common stock are traded on the Nasdaq National Market under the symbol “CNXT”. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. (See Section 7)

•     U.S. Federal Tax Consequences. You will not be subject to any current income tax if you elect to exchange your Eligible Option Grants for Replacement Options. The grant of Replacement Options will not be recognized as taxable income, but the Replacement Options will not qualify as incentive stock options. (See Section 12)

•     Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. In addition, potential accounting developments may cause us to not accept your Eligible Option Grants for exchange. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange Replacement Options for Eligible Option Grants held by our employees, including our executive officers, and members of our Board of Directors. Eligible Option Grants are all outstanding options that were granted under the 1999 Long-Term Incentives Plan, the 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan and the Directors Stock Plan (Company Option Plans) and have an exercise price that is equal or greater than $25.00 per share of common stock. As of August 24, 2001, 68,698,999 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 30,207,967 shares were covered by Eligible Option Grants.

     You may exchange one or more of your Eligible Option Grants; but you may not exchange less than all shares subject to a particular Eligible Option Grant. However, if you elect to exchange any Eligible Option Grant, you must exchange all options granted to you in the six-month period prior to the Expiration Date, even if the exercise price of such options is less than $25.00 per share. For example, based on an Expiration Date of October 2, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 2, 2001, even if the exercise price of some of those options is less than $25.00 per share. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

     The Replacement Options will be granted on April 3, 2002 (or a later date if the Offer is extended) and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). Your Replacement Options will cover the same number of shares as each Eligible Option Grant that you exchange and any options granted in the six-month period prior to the Expiration Date that are cancelled because of your election to exchange Eligible Option Grants. Except as with respect to the Proposed Separation (see Section 8), the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDIARIES) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDARIES) TERMINATES AFTER YOU

TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $25.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS SECTION 1. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OF ONE OR ITS SUBSIDIARIES).

     All Replacement Options will be issued under our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan or, for employees in the United Kingdom and France, relevant sub-plans under the 2000 Non-Qualified Stock Plan, pursuant to replacement option agreements between you and us. If you exchange any Eligible Option Grants under the 1999 Long-Term Incentives Plan, then your Replacement Options will be granted under the 1999 Long-Term Incentives Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan). If you exchange any Eligible Option Grants under the 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan or the Directors Stock Plan, then your Replacement Options will be granted under the 2000 Non-Qualified Stock Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan). No Replacement Options will be treated as incentive stock options under U.S. tax law.

     The Expiration Date of this Offer means 5:00 p.m., Pacific Daylight Time, on October 2, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to amend this Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants to be exchanged in the Offer; or

•	extend or terminate the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

     A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.	PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize shareowner value by creating better performance incentives for, and thus increasing retention of, our employees and members of our Board of Directors.

     The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. However, the Board of Directors believes that the Offer may create a better chance for participating employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

     We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. In addition to the implementation of our previously announced expense reduction and restructuring initiatives and the realignment of our manufacturing and procurement strategies, we intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold or otherwise discontinued. Subject to the foregoing, and except as otherwise disclosed in this Offer (including in Section 15 under “Recent Developments”) or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)	any change in our present Board of Directors, including a change in the number or term of directors;

(f)	any other material change in our corporate structure or business;

(g)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3.	PROCEDURES.

     Making Your Election. To make your election to accept or reject this Offer, you must make your election and submit the Election Form before 5:00 p.m., Pacific Daylight Time, on the Expiration Date. If you are an employee in certain jurisdictions outside the United States, you may be required to print the Election Form and sign and fax it to us before the above noted deadline. The Election Form is found on the web site established for this Offer and is located at http://www.proxyvoting.com/conexant. The Election Form is submitted on that web site. If you cannot use this web site, please contact Stock Administration at (949) 483-4525 or stockadmin@conexant.com. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

     The delivery of the Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option

Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Option Grants or waived by us.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 5:00 p.m., Pacific Daylight Time, on the Expiration Date.

     To change your election, you must re-submit the Election Form located at http://www.proxyvoting.com/conexant before 5:00 p.m., Pacific Daylight Time, on the Expiration Date. If you are an employee in certain jurisdictions outside the United States, you may be required to print the re-submitted Election Form and sign and fax it to us before the above noted deadline. The last Election Form submitted by you prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date will be treated by us as your final election with respect to the Offer.

     The delivery of Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

5.	ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

     On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we currently expect that we will accept the Eligible Option Grants for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date. The Replacement Options will be granted on April 3, 2002, or at a later date if the Offer is extended, with vesting of the Replacement Options carrying over from each respective Eligible Option Grant that is exchanged.

     Your Replacement Option will cover the same number of shares as each Eligible Option Grant that you exchange plus any options granted in the six-month period prior to the Expiration Date that are cancelled because of your election to exchange Eligible Options. Except as with respect to the Proposed Separation (see Section 8), the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. A listing of all of your Eligible Option Grants and the options granted in the six-month period prior to the Expiration Date can be found online at http://www.proxyvoting.com/conexant. If you are not employed by us or one of our subsidiaries (including any spin-off company or one of its subsidiaries) on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries (including any spin-off company or one of its subsidiaries) as of the Expiration Date but are not employed continuously by us or one of our subsidiaries (including any spin-off company or one of its subsidiaries) through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.

     We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. If you are not notified of a rejection, you may assume that on the Expiration Date your properly executed and delivered Election Form has been accepted. After you submit your Election Form online, a confirmation page will appear showing your election. You may print this page and keep it with your records. Also, in your Election Form you may elect to provide us with your email address, in which case you will also be sent an email confirming your election. The confirmation will confirm your election and will state the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. If you do not provide us with your email address you will not receive confirmation of your election.

6.	CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

     Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for Exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will automatically be cancelled if, and only if, we accept your Eligible Option Grant for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

7.	PRICE RANGE OF COMMON STOCK.

     The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an Eligible Option Grant that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol “CNXT.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq. All share prices reflect our two-for-one stock split effective November 1999.

Quarter ended	High	Low

Fiscal Year 2001

September 30, 2001 (through August 24, 2001)	$12.04	$7.25

June 30, 2001	$12.75	$6.90

March 31, 2001	$21.50	$8.19

December 31, 2000	$43.25	$13.75

Fiscal Year 2000

September 30, 2000	$57.06	$26.50

June 30, 2000	$79.00	$31.25

March 31, 2000	$132.50	$53.00

December 31, 1999	$76.19	$30.88

Fiscal Year 1999

September 30, 1999	$41.94	$27.50

June 30, 1999	$34.19	$12.63

March 31, 1999 (beginning January 4, 1999)	$14.44	$6.84

     As of August 24, 2001, the last reported sale price of our common stock, as reported by Nasdaq, was $11.61 per share.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

     Consideration. Your Replacement Options will cover the same number of shares as each Eligible Option Grant that you exchange. Except as with respect to the Proposed Separation, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 30,643,379 shares of our common stock. As of August 24, 2001, there were approximately 252,198,199 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 12.2% of the total shares of our common stock outstanding as of August 24, 2001.

     Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Option Grants that you exchange.

Proposed Separation of Our Personal Networking and Mindspeed Technologies™ Businesses.

Summary of the Proposed Separation

     In September 2000, we announced a plan to separate Conexant Systems, Inc. (Conexant) into two independent companies. One company is expected to own and operate Mindspeed Technologies, our Internet infrastructure business, which designs, develops and sells semiconductor networking solutions that facilitate the aggregation, transmission and switching of data, video and voice from the edge of the Internet to linked metropolitan area networks and long-haul networks. The other company is expected to own and operate our personal networking business (Personal Networking), which designs, develops and sells semiconductor system solutions for mobile communications and broadband access applications. Personal Networking’s products are sold into three general end-user product platforms: Wireless Communications, Digital Infotainment and Personal Computing.

     In March 2001, we announced that the Proposed Separation is expected to be accomplished by the spin-off of Personal Networking to Conexant stockholders as a new company which will have the Conexant name (New Conexant). Although current business conditions have delayed the Proposed Separation, we remain committed to completing the Proposed Separation as soon as business and market conditions are clearly on a recovery path. The spin-off of Personal Networking is also subject to the approval of our shareowners and receipt of a ruling from the Internal Revenue Service that the spin-off will qualify as a tax-free distribution. The IRS ruling has been obtained. However, there can be no assurance that shareowner approval will be obtained, if or when the Proposed Separation will be completed or the exact structure of the Proposed Separation. We are not obligated to complete the Proposed Separation at any particular time and may decide to abandon the Proposed Separation at any time prior to its completion.

Effect of the Proposed Separation if you do not participate in this Offer, or if you participate in this Offer and the Proposed Separation occurs after the Replacement Option Grant Date.

     Under our 1999 Long-Term Incentives Plan and our 2000 Non-Qualified Stock Plan, our Compensation and Management Development Committee (Compensation Committee), or in lieu of the Compensation Committee, our Board of Directors, has the broad authority to make adjustments to outstanding options to ensure equitable treatment of the option holders in connection with transactions such as the Proposed Separation. The proposed adjustments of outstanding Conexant options in the Proposed Separation described below are subject to the approval of our Compensation Committee or our Board of Directors and there can be no assurance that these adjustments will be approved by our Compensation Committee or our Board of Directors or that alternative equitable adjustments will not be made.

     It is currently our intention that Conexant options outstanding at the time of the Proposed Separation (other than Conexant options held by Mindspeed Technologies employees that were granted on March 30, 2001), whether Eligible Option Grants or other options not exchanged in this Offer or Replacement Options, be adjusted so that following the Proposed Separation, each option holder would hold separate options to purchase Mindspeed Technologies common stock and options to purchase New Conexant common stock. The number of shares subject to, and the exercise price of, such options would be adjusted to take into account the Proposed Separation and to ensure that (i) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such options and the aggregate per share exercise price thereof) of the resulting Mindspeed Technologies and New Conexant options immediately after the Proposed Separation is equal to the aggregate economic value of the related Conexant option immediately prior to the Proposed Separation and (ii) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock remains the same immediately before and immediately after the Proposed Separation. The New Conexant options, as well as the Mindspeed Technologies options, would otherwise have the same terms and conditions as the original Conexant options from which they are derived.

     It is currently our intention that Conexant options held by Mindspeed Technologies employees outstanding at the time of the Proposed Separation that were granted on March 30, 2001 (or Replacement Options granted in exchange for such options) be adjusted to become Mindspeed Technologies options, with the number of shares they cover and the exercise price per share adjusted using a formula designed to cause (i) the economic value of such Mindspeed Technologies options (i.e., the difference between the aggregate fair market value of the shares subject to such options and the aggregate per share exercise price thereof) to remain the same immediately before and immediately after the Proposed Separation and (ii) the ratio of the exercise price to the fair market value of the underlying stock to remain the same immediately before and immediately after the Proposed Separation. The Mindspeed Technologies options would otherwise have the same terms and conditions as the original Conexant options.

Effect of the Proposed Separation if you participate in this Offer and if the Proposed Separation occurs between the Expiration Date and the Replacement Option Grant Date.

     As discussed above, in connection with the Proposed Separation, each Conexant option that is outstanding at the time of the Proposed Separation will be adjusted and converted to become separate options for New Conexant and Mindspeed Technologies shares. Please note, however, that any Eligible Option Grant you elect to exchange pursuant to this Offer will be cancelled automatically and will no longer be outstanding as of the Expiration Date.

     As a result, if the Proposed Separation occurs between the Expiration Date and the Replacement Option Grant Date, those Eligible Option Grants that you exchange (and that are cancelled) pursuant to this Offer will not qualify for the treatment described in the preceding subsection. Instead, you only will be entitled to receive Replacement Options solely in the stock of the resulting entity by which you are employed (i.e., New Conexant or Mindspeed Technologies), with the number of shares subject to the Replacement Options being equal to the number of shares underlying each Eligible Option Grant that you exchange. The exercise price of your Replacement Options will be equal to the Fair Market Value of the common stock of your employer (i.e., New Conexant or Mindspeed Technologies) on the Replacement Option Grant Date.

     Terms of Replacement Options. All Replacement Options will be issued under our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan (or with respect to employees in the United Kingdom and France, the relevant sub-plans under the 2000 Non-Qualified Stock Plan) (Replacement Grant Plans) or, to the extent necessary in connection with the Proposed Separation as described above, under one or more comparable plans adopted by the spin-off company.

     If you exchange any Eligible Option Grants under the 1999 Long-Term Incentives Plan, then your Replacement Options will be granted under the 1999 Long-Term Incentives Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan). If you exchange any Eligible Option Grants under the 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan or the Directors Stock Plan, then your Replacement Options will be granted under the 2000 Non-Qualified Stock Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan). No Replacement Options will be treated as incentive stock options under U.S. tax law.

     The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options. Declining to participate in this Offer will not impact your ability to receive options or other stock awards in the future.

     The following description of the Replacement Grant Plans and the replacement option agreements is a summary intended to highlight major differences between these documents and is not complete. A Replacement Option will be subject to the terms and conditions of either the 1999 Long-Term Incentives Plan or the 2000 Non-Qualified Stock Plan, as applicable, and the replacement option agreement. Additional information about the Replacement Grant Plans may be found in the S-8 Registration Statement and related Prospectus prepared in connection with each of the Replacement Grant Plans. Please contact Stock Administration at (949) 483-4525 or stockadmin@conexant.com to request copies of the Replacement Grant Plans, related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date.

     General. The 1999 Long-Term Incentives Plan, as amended, was adopted on November 4, 1998. The 2000 Non-Qualified Stock Plan, as amended, was adopted on November 5, 1999. As of August 24, 2001, there was an aggregate of 75,370,000 shares of common stock reserved for issuance under the Replacement Grant Plans. The 1999 Long-Term Incentives Plan is the only one of our stock option plans that permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code. No options granted under the 2000 Non-Qualified Stock Plan are treated as incentive stock options under U.S. tax law. If you exchanged Eligible Option Grants that were granted under the 1999 Long-Term Incentives Plan, the Replacement Options will be granted under the 1999 Long-Term Incentives Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan), but no Replacement Options will be treated as incentive stock options under U.S. tax law (even if all or a part of the Eligible Option Grants you exchange were treated as incentive stock options).

     Effective December 9, 1999, the 1999 Long-Term Incentives Plan was amended prospectively to remove a provision providing accelerated vesting upon a Change in Control. Thus, Replacement Options granted under the 1999 Long-Term Incentives Plan will not automatically accelerate upon a Change in Control, even if the Eligible Option Grants for which they were exchanged would have accelerated. If you exchanged Eligible Option Grants that were granted under the 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan or the Directors Stock Plan, then the Replacement Options will be granted under the 2000 Non-Qualified Stock Plan (except for employees in the United Kingdom and France, whose Replacement Options will be granted under the relevant sub-plans under the 2000 Non-Qualified Stock Plan), but no Replacement Options will be treated as incentive stock options under U.S. tax law.

     Administration. Our Board of Directors has delegated administration of the Replacement Grant Plans to the Compensation and Management Development Committee of the Board of Directors. Nonetheless, our Board of Directors has the authority to construe, interpret and amend the Replacement Grant Plans.

     Term. The term of each option granted under the Replacement Grant Plans is fixed by our Compensation and Management Development Committee at the time of grant. The Replacement Options to be granted under the 1999 Long-Term Stock Incentives Plan will have a term that expires at 5:00 p.m., Pacific Daylight Time, on the day prior to the ten-year anniversary of the Replacement Option Grant Date. The Replacement Options to be granted under the 2000 Non-Qualified Stock Plan will have a term that expires at 5:00 p.m., Pacific Daylight Time, on the day prior to the eight year anniversary of the Replacement Option Grant Date.

     Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. However, if you are a non-exempt employee, you may not exercise your Replacement Option for at least six months after the Replacement Option Grant Date. If your employment or service with us or one of our subsidiaries (including any spin-off company or one of its subsidiaries) terminates for any reason including your permanent disability, you can only exercise the vested portion of your Replacement Option within three months following your termination date. If your employment or service with us or one of our subsidiaries (including any spin-off company or one of its subsidiaries) terminates as a result of your death, your estate or beneficiaries may exercise some or all of your Replacement Options within three years following your termination date. Furthermore, if you are an employee located outside the United States, you may be subject to different post-termination exercise periods. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option.

     Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be April 3, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     Vesting and Exercise. The Compensation and Management Development Committee of the Board of Directors (or any appropriately delegated committee of the Board of Directors) has the authority to determine the time or times at which options granted under the Replacement Grant Plans may be exercised. Our Board of Directors (or the Compensation and Management Development Committee) may also accelerate the exercisability of options. If you are an employee or a member of our Board of Directors located in the United States and you receive a Replacement Option and are continuously employed by us or one of our subsidiaries (including any spin-off company or one of its subsidiaries), your Replacement Option will vest according to the same vesting schedule and vesting commencement date as the Eligible Option Grant for which it was exchanged. If you are an employee located outside the United States, your Replacement Options may be subject to a different vesting schedule and vesting commencement date than the Eligible Option Grants for which they were exchanged. Please see Schedule B attached to these materials for more details.

     Tax Consequences. You should refer to Section 12 for a discussion of the U.S. federal income tax consequences of the Replacement Options and the Eligible Option Grants, as well as the consequences of accepting or rejecting this Offer. If you are an employee located outside the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

     Termination of Employment. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDIARIES) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDIARIES) TERMINATES AFTER YOU

TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDIARIES). This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Option Grants that you exchanged and we cancelled.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Replacement Grant Plans, including shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws.

     Our statements in this Offer concerning the Replacement Grant Plans and the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Replacement Grant Plans and the corresponding form of option agreement under each of the Replacement Grant Plans, each of which is filed as an exhibit to the Tender Offer Statement on Schedule T/O, of which this Offer to Exchange is a part. See Section 16 - Additional Information — for a discussion on how to obtain copies of the Replacement Grant Plans and the corresponding form of option agreement.

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 24, 2001, our executive officers and non-employee directors (21 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 12,981,630 shares of our common stock. This covered approximately 18.9% of the shares subject to all options outstanding under the Company Option Plans. All of the Eligible Option Grants held by executive officers and members of our Board of Directors may be eligible to be exchanged in this Offer. The following table sets forth the beneficial ownership of each of our executive officers and non-employee directors of options outstanding as of August 24, 2001.

	Number of Shares of	Number of Shares of	Percentage of Total
	Common Stock Covered	Common Stock Covered	Eligible Option Grants
Name	by Outstanding Options	by Eligible Option Grants	Outstanding

Donald R. Beall	120,000	20,000	*

Richard M. Bressler	120,000	20,000	*

F. Craig Farrill	120,000	20,000	*

Jerre L. Stead	100,000	20,000	*

Kevin D. Barber	274,416	65,000 (1)	*

Mark S. Becker	60,318	0	*

	Number of Shares of	Number of Shares of	Percentage of Total
	Common Stock Covered	Common Stock Covered	Eligible Option Grants
Name	by Outstanding Options	by Eligible Option Grants	Outstanding

Moiz M. Beguwala	675,129	225,000	*

J. Scott Blouin	318,750	0	*

Lewis C. Brewster	738,258	250,000	*

Dwight W. Decker	2,639,400	1,250,000	4.1%

Raouf Y. Halim	2,239,000	825,000	2.7%

Balakrishnan S. Iyer	1,222,629	500,000	1.7%

Shu Li	667,286	450,000	1.5%

Daniel A. Marotta	590,329	200,000	*

Dennis E. O’Reilly	601,258	200,000	*

Kerry K. Petry	161,978	50,000	*

Ashwin Rangan	411,572	120,000	*

F. Matthew Rhodes	720,572	300,000	1.0%

Thomas A. Stites	335,320	100,000	*

Kevin V. Strong	403,843	200,000	*

Bradley W. Yates	461,572	300,000	1.0%

Totals	12,981,630	5,115,000	16.9%

*	Less than one percent.

(1)	An additional option to purchase 27,215 shares of common stock at an exercise price of $9.62 per share was granted to Mr. Barber on May 10, 2001. This option will be exchanged if any Eligible Option Grants held by Mr. Barber are exchanged.

     During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Option Grants during the past 60 days. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements (other than loan agreements containing standard default and similar provisions regarding pledged shares of common stock), puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Option Grants held by the option holders, without incurring additional current or future compensation expense because:

•	we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Option Grants (including option grants issued in the six-month period prior to the Expiration Date that will be exchanged because of your election to exchange Eligible Option Grants) tendered for exchange;

•	the exercise price of Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be April 3, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale);

•	we will require any option holder who tenders any Eligible Option Grants in the Offer to tender all options that he or she received during the six-month period prior to the Expiration Date which, based on an Expiration Date of October 2, 2001, includes all options granted on or after April 2, 2001 (even if the exercise price of such options is less than $25.00 per share); and

•	in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

     Eligible Option Grants (including option grants issued in the six-month period prior to the Expiration Date that will be exchanged because of your election to cancel Eligible Option Grants) that have been granted under the Company Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants will be returned to the pool of shares available for grants of new awards or options under the Company Option Plans without further shareowner action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

     We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange.

     At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

     Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

     If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will not qualify as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. However, with respect to all of your Replacement Options, you will be subject to different tax treatment than if you held incentive stock options.

     We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the Internal Revenue Service would decide that the right to exchange your incentive stock options under this Offer is a modification of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

     Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.	FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to this Offer.

15.	INFORMATION ABOUT US.

     OVERVIEW

     We were incorporated in Delaware in 1996. Our principal executive offices are located at 4311 Jamboree Road, Newport Beach, California, 92660-3095, and our telephone number is (949) 483-4600. Our web site is located at www.conexant.com. The information on our web site is not a part of this Offer.

     We are a worldwide leader in semiconductor system solutions for communications applications. We leverage our expertise in mixed-signal processing to deliver integrated systems and semiconductor products which facilitate communications worldwide through wireline voice and data communications networks, cellular telephony systems and emerging cable, satellite and fixed wireless broadband communications networks. We operate in two business segments: the Personal Networking business and Mindspeed Technologies, our Internet infrastructure business.

     SELECTED FINANCIAL DATA

     Set forth below is a selected summary of our financial information. The financial data as of September 30, 2000 and for the years ended September 30, 2000 and 1999 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2000. The financial data as of June 30, 2001 and for the nine months ended June 30, 2001 and 2000 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. This financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

			Nine Months Ended
	Year Ended September 30,		June 30,

	1999	2000(1)	2000(1)	2001

	(in thousands, except per		(unaudited)
	share amounts)
Statement of Operations Data

Net revenues	$1,444,114	$2,103,599	$1,542,165	$861,510

Cost of goods sold	863,252	1,133,647	829,090	859,769

Gross margin	580,862	969,952	713,075	1,741

Operating Expenses:

Research and development	310,042	414,471	294,589	364,545

Selling, general and administrative	227,729	289,411	205,209	246,175

Amortization of intangible assets	8,364	160,154	83,603	251,651

Purchased in-process research and development	—	215,710	196,362	—

Special charges (2)	37,906	—	—	452,237

Total operating expenses	584,041	1,079,746	779,763	1,314,608

Operating loss	(3,179)	(109,794)	(66,688)	(1,312,867)

Special charges — litigation	—	(35,000)	—	—

Debt conversion costs	—	—	—	(42,584)

Other income (expense), net	5,935	6,471	3,592	(10,143)

Income (loss) before income taxes	2,756	(138,323)	(63,096)	(1,365,594)

Provision (benefit) for income taxes	(10,173)	52,604	70,736	(151,783)

Income (loss) before extraordinary item	12,929	(190,927)	(133,832)	(1,213,811)

Extraordinary gain on extinguishment of debt	—	—	—	7,284

Net income (loss)	$12,929	$(190,927)	$(133,832)	$(1,206,527)

Income (loss) per share before extraordinary item (3):

Basic	$0.07	$(0.90)	$(0.65)	$(5.01)

Diluted	0.06	(0.90)	(0.65)	(5.01)

	As of

	September 30,	June 30,
	2000	2001

	(in thousands, except per	(unaudited)
	share amounts)
Cash and cash equivalents	$831,100	$147,161

Short-term investments	17,397	230,326

Working capital	1,319,134	595,732

Total assets	4,416,197	3,044,357

Long-term obligations	999,997	709,849

Shareholders’ equity	2,906,759	2,014,983

Book value per share (4)		$7.99

(1)	In fiscal 2000, we completed the following acquisitions: Microcosm Communications Limited and the wireless broadband business unit of Oak Technology, Inc. in January, Maker Communications, Inc. in March, Applied Telecom, Inc. in April, Philsar Semiconductor Inc. in May, HotRail, Inc. in June, and Novanet Semiconductor Ltd. and NetPlane Systems, Inc. in September. As a result of these acquisitions, during fiscal 2000 we recorded $160.2 million in amortization of goodwill and other acquisition-related intangible assets and we recorded charges totaling $215.7 million related to purchased in-process research and development.

(2)	In fiscal 1999, we recorded special changes of approximately $37.9 million related to a worldwide workforce reduction and certain other restructuring actions which we initiated in fiscal 1998. For the nine months ended June 30, 2001, special charges consist of asset impairments of $429.0 million, restructuring charges of $8.6 million relating to a worldwide workforce reduction and other actions, and $14.6 million of costs related to the Proposed Separation.

(3)	Net income (loss) per share for all periods reflects our October 1999 2-for-1 stock split.

(4)	Book value is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at June 30, 2001.

     RATIO OF EARNINGS TO FIXED CHARGES

Nine Months Ended
June 30, 2001

(unaudited, dollars
in thousands)
Earnings:

Loss before income taxes	$(1,365,594)

Add: Fixed charges, net of capitalized interest	38,250

$(1,327,344)

Fixed charges:

Interest expense	$23,065

Amortized debt issuance costs	8,257

Interest portion of rental expense	6,928

$38,250

Ratio of earnings to fixed charges	— (1)

(1)	For the nine months ended June 30, 2001, the Company had a deficiency of earnings compared to its fixed charges of $1.4 billion.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and our Quarterly Report on 10-Q for the quarter ended June 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 — Additional Information.

     RECENT DEVELOPMENTS

Financial Performance

     During the first nine months of fiscal 2001, we—like many of our customers and competitors—have been adversely impacted by a broad slowdown affecting the technology sector, including most of the communications electronics end-markets which our products address. Personal Networking net revenues for the fiscal 2001 periods reflect continued deterioration in the digital cellular handset market resulting from lower subsidies of new digital cellular handsets by service providers and a slower transition to next-generation phones. Sales of broadband solutions were affected by slower than anticipated deployment of broadband services by system providers. Finally, weak consumer demand for PCs and related peripheral devices, fax machines and satellite set-top boxes led to lower sales of our products for these applications. Net revenues in the Mindspeed Technologies business were affected by slowing investment in communications network capacity expansion by Internet service providers (ISPs), competitive local exchange carriers (CLECs) and incumbent local exchange and inter-exchange carriers. In most cases, the effect of weakened end-customer demand was compounded by higher than normal levels of equipment and component inventories among our OEM, subcontractor and distributor customers. We believe that these and other factors will continue to adversely affect our revenues in the near term.

     The overall slowdown in the communications electronics markets has also impacted our gross margins and operating income. Our cost of goods sold for the fiscal 2001 periods has been adversely affected by the significant underutilization of our manufacturing capacity. Cost of goods sold for the first nine months of fiscal 2001 reflects $241.1 million of inventory write-downs across our product portfolio resulting from the sharply reduced end-customer demand for digital cellular handsets, set-top boxes, PC peripherals and Internet infrastructure equipment. In addition, during the first nine months of fiscal 2001, we recorded $23.0 million of additional provisions for uncollectible accounts receivable from certain slow-paying customers. We believe the underutilization of our manufacturing capacity, changes in our revenue mix and other factors will continue to adversely affect our gross margins and operating income in the near term.

Strategic Initiatives

     We recently announced a number of strategic initiatives to focus investment and resources in the areas that best support our strategic growth drivers — the mobile communications, broadband access and Internet infrastructure markets.

     In the third quarter of fiscal 2001, we determined that we would realign our manufacturing and procurement strategies to accelerate our transition from volume digital CMOS manufacturing to a fabless CMOS business model. We will discontinue advanced CMOS process technology development efforts beyond 0.13-micron capability, as well as further investments in CMOS manufacturing capacity. We are in discussions with several current CMOS foundry partners and expect to enter into a broadened, long-term supply agreement covering the majority of our future CMOS wafer requirements.

     In July 2001, we announced an agreement with SiRF Technology, Inc. (SiRF), a privately-held company focused on global positioning system (GPS) applications, under which SiRF will obtain assets relating to our GPS business in exchange for shares of SiRF stock. As a part of the agreement, we will receive certain license rights to SiRF’s GPS technology, and will retain rights to Conexant-developed GPS technology for use in mobile communications applications. This all-stock transaction is subject to the approval of SiRF’s stockholders and customary regulatory approvals.

     We are also exploring strategic alternatives for our digital imaging business, which includes CMOS image sensors and digital camera processors, and have had preliminary discussions with potential investors and buyers. We also intend to exit our board-level sub-assembly business and are currently examining the best alternative for removing our El Paso, Texas module assembly plant from our portfolio. Both of these actions are targeted for completion by December 31, 2001. However, there can be no assurance we will be successful in these efforts.

     The decision to realign our manufacturing and procurement strategies, combined with current and projected business conditions, resulted in our recording impairment charges during the third quarter of fiscal 2001 totaling $429 million to write down the carrying value of certain manufacturing assets in the Personal Networking segment.

Expense Reduction and Restructuring Initiatives

     In March 2001, we announced a number of expense reduction and restructuring initiatives to align our cost structure with the current business environment. The cost reduction initiatives include workforce reductions, temporary shutdowns of our manufacturing facilities, significant reductions in capital spending, the consolidation of certain facilities, and salary reductions of 10% for the senior management team until we return to profitability.

     Through the third quarter of fiscal 2001, we have reduced our workforce by approximately 900 employees. In July 2001, we announced an additional workforce reduction affecting approximately 450 employees. The workforce reductions are expected to be completed by September 2001. We anticipate that actions associated with our digital imaging business and our El Paso, Texas board-level sub-assembly business will bring the total workforce reduction to approximately 2,000 positions by December 31, 2001, a 25% reduction from March 2001 levels.

     In April 2001, we partially idled our wafer fabrication facilities in Newport Beach and Newbury Park, California and our assembly and test facilities in Mexicali, Mexico for a two-week period.

     During the first nine months of fiscal 2001, we recorded restructuring charges of $8.6 million related to the workforce reductions completed through June 30, 2001 and the consolidation of certain facilities. In the fourth quarter of fiscal 2001, we expect to record additional restructuring charges in excess of $10 million principally related to the additional workforce reduction announced in July 2001. Our continuing business reassessment and expense reduction initiatives may require further charges for exit costs associated with our digital imaging business and our board-level sub-assembly business, or other actions.

Proposed Separation of Personal Networking and Mindspeed Technologies Businesses

     In March 2001, we announced that our Board of Directors had approved in principle a revised plan for the Proposed Separation of Personal Networking and Mindspeed Technologies. The Proposed Separation is expected to be accomplished by the spin-off of Personal Networking to our stockholders as a new company which will have the Conexant name. Although current business conditions have delayed the Proposed Separation, we remain committed to completing the Proposed Separation as soon as business and market conditions are clearly on a recovery path. The Proposed Separation is also subject to the approval of our shareowners and receipt of a ruling from the IRS that the spin-off will qualify as a tax-free distribution. The IRS ruling has been obtained. However, there can be no assurance that shareowner approval will be obtained, if or when the Proposed Separation will be completed or the exact structure of the Proposed Separation.

16.	ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed a Tender Offer Statement on Schedule T/O with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule T/O and the exhibits to the Schedule T/O. We recommend that you review the Schedule T/O, as amended, including its exhibits, before making a decision on whether to tender your options.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

(b)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

(c)	our Current Report on Form 8-K filed October 3, 2000;

(d)	our Current Report on Form 8-K filed March 27, 2001;

(e)	our Current Report on Form 8-K filed May 29, 2001; and

(f)	the description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 000-24923), dated December 1, 1998, as amended by Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

     The SEC file number for these filings is 000-24923. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	7 World Trade Center	500 West Madison Street
Room 1024	Suite 1300	Suite 1400
Washington, D.C. 20549	New York, New York 10048	Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol “CNXT”, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

     We will also provide without charge to each employee, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you,

other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Conexant Systems, Inc.
Dennis E. O’Reilly, Esq.
4311 Jamboree Road, Mail Stop T-O
Newport Beach, California 92660-3095

or by telephoning us at (949) 483-4600 between the hours of 9:00 a.m. and 5:00 p.m., Newport Beach, California, local time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. We encourage you to review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 before you decide whether to participate in the Offer.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER

STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

     Our directors and executive officers and their positions and offices as of September 4, 2001, are set forth in the following table:

Name	Age	Position and Offices Held

Donald R. Beall	62	Director

Richard M. Bressler	70	Director

Dwight W. Decker	51	Director, Chairman of the Board and Chief Executive Officer

F. Craig Farrill	48	Director

Jerre L. Stead	58	Director

Kevin D. Barber	41	Senior Vice President, Operations

Mark S. Becker	43	Vice President and Controller

Moiz M. Beguwala	55	Senior Vice President and General Manager, Wireless Communications

J. Scott Blouin	51	Senior Vice President and Chief Accounting Officer

Lewis C. Brewster	37	Senior Vice President, Worldwide Sales

Raouf Y. Halim	41	Senior Vice President and General Manager, Mindspeed Technologies, a business unit of Conexant Systems, Inc.

Balakrishnan S. Iyer	45	Senior Vice President and Chief Financial Officer

Shu Li	42	Senior Vice President and Chief Quality Officer, Supply Chain Management and Platform Technologies

Daniel A. Marotta	41	Senior Vice President and General Manager, Digital Infotainment

Dennis E. O’Reilly	56	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Kerry K. Petry	52	Vice President and Treasurer

Ashwin Rangan	42	Senior Vice President and Chief Information Officer

F. Matthew Rhodes	43	Senior Vice President and General Manager, Personal Computing

Thomas A. Stites	46	Senior Vice President, Communications

Kevin V. Strong	40	Senior Vice President and General Manager, Personal Imaging

Bradley W. Yates	42	Senior Vice President, Human Resources

     The address of each director and executive officer is: Conexant Systems, Inc., 4311 Jamboree Road, Newport Beach, California 92660-3095.

A-1

SCHEDULE B

ADDENDA FOR EMPLOYEES LOCATED OUTSIDE THE U.S.

(If your country is not listed in this Schedule B, then we have not identified specific issues that relate to your country. Please consult with your own advisors for additional country-specific information.)

ADDENDUM FOR EMPLOYEES IN CANADA

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     Although it is not clear, it appears that the tender of your Eligible Option Grants and subsequent grant of the Replacement Options pursuant to the terms of the Offer will not be a taxable event under the Income Tax Act. However, the manner in which the Canada Customs and Revenue Agency will treat this transaction is not certain. It is possible that: (i) a tax-neutral rollover would be available; (ii) the value of the Replacement Options must be included in your income; or (iii) the Eligible Option Grants would be considered to be repriced options, resulting in the loss of the preferential 50% tax deduction and stock option tax deferral treatment ordinarily available upon the exercise of stock options. We cannot guarantee that a specific tax treatment will apply.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

ADDENDUM FOR EMPLOYEES IN THE PEOPLE’S REPUBLIC OF CHINA

Information Regarding Method of Exercise

     In order to elect to exchange your Eligible Option Grants, you must print the election form, sign and fax it to Stock Administration at (949) 579-6319 prior to the October 2, 5:00 p.m. Pacific Daylight Time deadline for your election to be valid.

     Due to exchange control and securities law restrictions in China, the terms of the Replacement Options may be different than the terms that apply to your Eligible Option Grants. Specifically, you will only be able to exercise the Replacement Options granted to you by using the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise the Replacement Options. Under the full cashless exercise method, the broker will immediately sell all of the shares subject to the options. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers’ fees associated with the transaction.

ADDENDUM FOR EMPLOYEES IN FRANCE

Information Regarding Method of Exercise

     In order to elect to exchange your Eligible Option Grants, you must print the election form, sign and fax it to Stock Administration at (949) 579-6319 prior to the October 2, 5:00 p.m. Pacific Daylight Time deadline for your election to be valid.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     To take advantage of the favorable income tax and social tax treatment of options that meet the requirements for qualified options under French tax law, all of the Replacement Options granted to you will be qualified options granted pursuant to the terms of our French sub-plan (a copy of which will be made available to you upon your request). The terms that apply to your Replacement Options may be different than the terms that apply to your Eligible Option Grants, particularly if your Eligible Option Grants were not qualified options.

     The Replacement Options will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grants they replace. However, in order to comply with the French tax law applicable to qualified options, your ability to exercise the Replacement Options will be restricted until the first anniversary of the date of grant of the Replacement Options and you will be required to hold any shares acquired upon exercise of the Replacement Options until the fourth anniversary of the date of grant of the Replacement Options.

     If your employment relationship is terminated by your employer within one year from the date of grant for any reason except for cause, including, but not limited to, reduction in workforce, corporate reorganization or restructuring, you may exercise the Replacement Options to the extent vested on the date of your termination until three months after the Replacement Options become exercisable (i.e., one year and three months after the date of grant). If you voluntarily terminate your employment or if your employment is terminated for cause within one year from the date of grant of your Replacement Options, you will forfeit your Replacement Options, regardless of whether they are vested on the date of your termination.

     We reserve the right to structure the terms of the Replacement Options differently, but under no circumstances will you be allowed to sell any shares acquired upon exercise of your Replacement Options before the fourth anniversary of the date of grant. In addition, the Replacement Options may be subject to other terms and conditions necessary to comply with the French tax law applicable to qualified options. You may wish to take these matters into consideration when deciding whether to tender Eligible Option Grants.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

ADDENDUM FOR EMPLOYEES IN HONG KONG

Securities Information

     Any Replacement Options which may be granted to you pursuant to the Offer will be subject to your execution of an undertaking not to sell shares obtained upon the exercise of the Replacement Options for a period of six (6) months from the grant date. In addition, the Replacement Options will be non-transferable other than pursuant to a will or the laws of descent and distribution.

Information Regarding Terms of the Options

     Under the terms of your Eligible Option Grants, all of your options may become immediately vested and exercisable when you die while being one of our employees. Therefore, your estate or any person who acquires your options by bequest or inheritance may be entitled to exercise all of your options, even if you die before you have become entitled to exercise all or any part of your options. Under the terms of the Replacement Options, in the case of your death, your options may be exercised by your estate or any person who acquires your options by bequest or inheritance only to the extent that they were vested and exercisable on the date of your death.

ADDENDUM FOR EMPLOYEES IN INDIA

Information Regarding Method of Exercise

     In order to elect to exchange your Eligible Option Grants, you must print the election form, sign and fax it to Stock Administration at (949) 579-6319 prior to the October 2, 5:00 p.m. Pacific Daylight Time deadline for your election to be valid.

     Due to exchange control restrictions in India, the terms of the Replacement Options may be different than the terms that apply to your Eligible Option Grants. Specifically, you may only be able to exercise the Replacement Options granted to you by using the full cashless exercise method whereby the options are exercised without remitting any cash. You may not be entitled to receive and hold shares of our stock when you exercise the Replacement Options. Under the full cashless exercise method, the broker will sell all of the shares subject to the options. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers’ fees associated with the transaction.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     According to the Finance Act 2001, which applies to all options exercised after April 1, 2000, the Replacement Options may be subject to tax at exercise on the “spread” (i.e., the difference between the fair market value of a share of our stock on the date of exercise and the exercise price of the Replacement Options). The final details of the new scheme are not presently known.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

ADDENDUM FOR EMPLOYEES IN ISRAEL

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

It appears that the tender of your Eligible Option Grants and the subsequent grant of the Replacement Options pursuant to the terms of the Offer will not be a taxable event under Israeli tax laws. In this case, you would not be subject to tax when you tender your Eligible Option Grants for cancellation or when the Replacement Options are granted to you. You would be subject to tax when you exercise your Replacement Options. However, no assurances can be given to this effect.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

ADDENDUM FOR EMPLOYEES IN ITALY

Information Regarding Method of Exercise

     In order to elect to exchange your Eligible Option Grants, you must print the election form, sign and fax it to Stock Administration at (949) 579-6319 prior to the October 2, 5:00 p.m. Pacific Daylight Time deadline for your election to be valid.

ADDENDUM FOR EMPLOYEES IN JAPAN

Securities Information

     The Replacement Options which will be granted to you pursuant to the terms of the Offer may be subject to a securities filing with the Ministry of Finance (MoF). The grant of the Replacement Options may be made conditional upon completing any necessary filings with and obtaining the necessary approvals by the MoF. Alternatively, the grant of the Replacement Options may be delayed until such time as the necessary filings have been completed and the required approvals by the MoF have been obtained. A delay of the grant could affect the exercise price of the Replacement Options.

ADDENDUM FOR EMPLOYEES IN THE PHILIPPINES

Securities Information

     The Replacement Options which will be granted to you pursuant to the terms of the Offer may be subject to a securities filing with the Philippine Securities and Exchange Commission (PSEC). The grant of the Replacement Options may be made conditional upon completing any necessary filings with and obtaining the required approvals by the PSEC. Alternatively, the grant of the Replacement Options may be delayed until such time as the necessary filings have been completed and the required approvals by the PSEC have been obtained. A delay of the grant could affect the exercise price of the Replacement Options.

ADDENDUM FOR EMPLOYEES IN SINGAPORE

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     Generally, the tender of your Eligible Option Grants and the grant of the Replacement Options pursuant to the terms of the Offer should not be a taxable event under the Income Tax Act. However, although we do not believe there will be a taxable event on the exchange, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation of your Eligible Option Grants and the grant of the Replacement Options are considered to be a taxable event under the Income Tax Act.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

ADDENDUM FOR EMPLOYEES IN SWITZERLAND

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     If you were a Swiss tax resident at the time of grant of your Eligible Option Grants, you may have paid tax or be required to pay tax on the value of your Eligible Option Grants at the time of grant. To the extent that you choose to tender your Eligible Option Grants in exchange for the Replacement Options pursuant to the terms of the Offer, you will be subject to tax on the value of your Replacement Options at the time of grant. We believe that the tax which you paid or may be required to pay on the value of your Eligible Option Grants at the time of grant cannot be credited against any taxes that will be payable should you receive the Replacement Options pursuant to the terms of the Offer.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

ADDENDUM FOR EMPLOYEES IN THE UNITED KINGDOM

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     You may be granted all or a portion of your Replacement Options under an option plan approved by the UK Inland Revenue. However, no assurances can be given to this effect. Options can be granted under an approved plan only with a market value at the date of grant of up to £30,000. Options granted under an approved plan entitle you to preferential tax treatment (i.e., tax due on the difference between the fair market value of shares on the date of exercise and the exercise price may be deferred until the time of sale, when capital gains treatment may apply). Grants made under an approved plan also exempt you from paying National Insurance Contributions (NICs) in connection with the exercise of your options. If you are granted options with a market value exceeding £30,000 at the date of grant, you will be granted the excess options under an unapproved plan and favorable tax and NICs treatment will not be available to these options.

     In accordance with rules promulgated by the U.K. Inland Revenue, employers and employees are required to pay NICs based on the employees’ earnings, including the “spread” between the fair market value of the shares on the date of exercise and the exercise price of options granted after 5 April 1999. New legislation has been enacted which allows an employer to transfer the employer’s NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will assume the employer’s NIC liability in such circumstances. If you choose to exchange your Eligible Option Grants for Replacement Options pursuant to the terms of the Offer, to the extent that NICs will be payable on the Replacement Options (i.e., only if the options are granted under an unapproved plan), you will be required to agree to absorb the employer’s NIC liability. You will also be required to enter into a joint election with your employer to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You may wish to take this into consideration when deciding whether to tender Eligible Option Grants. It is our understanding that you will be entitled to deduct any NIC payments you make for purposes of calculating the amount of the spread subject to income tax on the exercise of the Replacement Options.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

QUESTIONS AND ANSWERS

The references to Section numbers in these Questions and Answers are to Section numbers in the portion of the document entitled the Offer immediately preceding these Questions and Answers.

The Questions and Answers are grouped under the following categories:

I.	General Discussion of the Stock Option Exchange Program

II.	The Basics of the Stock Option Exchange Program

III.	Vesting, Exercise Price and Term of Replacement Options

IV.	How the Option Cancellation and Exchange Works

V.	How the Offer Impacts Future Option Grants

VI.	The Duration of this Offer

VII.	Tax Status of Replacement Options; Tax Considerations

VIII.	How to Elect to Exchange Your Eligible Option Grants

IX.	Miscellaneous and More Information

Questions and Answers Cover Page

I. GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1	What is the Stock Option Exchange Program?

A1	Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees and members of our Board of Directors to cancel certain stock options that have an exercise price that is equal to or greater than $25.00 per share (Eligible Option Grants) and exchange them for replacement options covering the same number of shares, subject to adjustment (Replacement Options). The Replacement Options will be granted on April 3, 2002, or a later date if we extend the Expiration Date of the Offer (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for a Replacement Option covering the same number of shares as the Eligible Option Grants you exchanged, subject to adjustment. Replacement Options will be granted on the Replacement Option Grant Date. (See Section 1.)

Q2	Why is the Stock Option Exchange Program being offered?

A2	We are offering the Stock Option Exchange Program because of the decline in the price of our common stock.

As you are aware, we designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock covered by your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. On a per share basis, the built-in gain would be equal to the difference in the value of the common stock on the day you exercise your option and the exercise price of your option.

In light of the decline in the price of our common stock, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

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Q3	Is this a repricing?

A3	No. This is not a stock option repricing. Under stock option repricing, an employee’s current options are immediately repriced.

Q4	Why don’t you just reprice my options, as I have seen done at other companies?

A4	In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we must take a charge against earnings on future appreciation of the repriced options. In addition, our 1999 Long Term Incentives Plan does not allow repricing without shareowner approval.

Q5	Why can’t I just be granted additional options?

A5	We strive to balance the need for a competitive compensation package for our employees with the interests of our shareowners. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.

Q6	What options may I exchange as part of this program?

A6	As described more fully below, we are offering to exchange certain stock options that are currently outstanding under the our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan, the Maker Communications, Inc. 1999 Stock Incentive Plan, the Microcosm Communications Limited Stock Option Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan and our Directors Stock Plan (Company Option Plans). (See Section 1.)

Any option with an exercise price equal to or greater than $25.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be October 2, 2001, or a later date if we extend the Offer, will be eligible for exchange.

If you attempt to exchange an option having an exercise price of less than $25.00 per share (other than options that you must exchange pursuant to the next sentence), that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us. If you elect to exchange an option with an exercise price equal to or greater than $25.00 per share, then you must also exchange all of your options that were granted in the six-month period prior to the Expiration Date — even if the exercise price of some of those options is less than $25.00 per share. For example, based on Expiration Date of October 2, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 2, 2001 — even if the exercise price of some of those options is less than $25.00 per share. The options granted in the six-month period prior to the Expiration Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 1.)

Q7	What options must I exchange as part of this program?

Q&A-2

A7	You do not have to exchange any options as part of this program. However, if you decide to participate in the Offer and exchange any Eligible Option Grants, you must exchange all options granted to you within the six-month period preceding the Expiration Date, even if the exercise price of those options is less than $25.00.

Q8	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Stock Option Exchange Program?

A8	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan, 401(k) plan or other employee plans are eligible to participate in the Stock Option Exchange Program.

Q9	Are there conditions to the Offer?

A9	Yes. In addition to the condition described in Q&A 7 above, the Offer is subject to a number of other conditions, including the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being exchanged. (See Section 6.)

Q10	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A10	You must be one of our employees, a member of our Board of Directors, or an employee of one of our subsidiaries or any spin-off company or one of its subsidiaries on the Expiration Date, and you must remain continuously employed by us or one of our subsidiaries or any spin-off company or one of its subsidiaries through the Replacement Option Grant Date. (See Section 5.)

If you are not an employee or a member of our Board of Directors on the Expiration Date, you will not be eligible to exchange any Eligible Option Grants and any election you may have made will not be accepted by us. Also, if you do not remain an employee or a member of our Board of Directors through the Replacement Option Grant Date and your Eligible Option Grants were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

Q11	Are all employees and members of our Board of Directors eligible to participate in this offer?

Yes, all of our employees, including our executive officers, members of our Board of Directors and the employees of our subsidiaries holding Eligible Option Grants are eligible to participate.

Q12	Are employees located outside the United States eligible to participate?

A12	All current employees, including employees outside the United States, holding Eligible Option Grants may participate in the Offer. Special considerations or conditions may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Included with this Offer are

Q&A-3

short summaries of some of the consequences with respect to some of the countries where our non-U.S. employees are located (see Schedule B attached to these materials). We have included summaries for employees in those countries in which the Offer has certain legal consequences and/or in which the Replacement Options will be subject to different terms and conditions than the options that will be cancelled and exchanged in the United States. If you are an employee located outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q13	Are the terms and conditions of the Offer the same for everyone?

A13	No. The terms and conditions are not the same for everyone. Non-exempt employees (i.e., those entitled to receive overtime pay) must wait for six months after the Replacement Option Grant Date in order to exercise their Options. In addition, Replacement Options granted to employees of our subsidiaries in certain foreign jurisdictions may be subject to different terms and conditions than those granted to persons employed in the United States. If you are an employee who is employed outside of the United States, please see Schedule B for more details.

Q14	How should I decide whether or not to participate?

A14	We understand that this will be a challenging decision for everyone. The program does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our own stock price and our business.

II. THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q15	How does the Offer work?

A15	On or before the Expiration Date, you may decide to exchange any of your Eligible Option Grants for Replacement Options to be granted on the Replacement Option Grant Date. Your Replacement Options will cover the same number of shares as each Eligible Option Grant that you exchanged. Except as with respect to the Proposed Separation (see Section 8), the number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

If you elect to exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period prior to the Expiration Date, even if the exercise price of such options is less than $25.00 per share. For example, based on an Expiration Date of October 2, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 2, 2001 — even if the exercise price of some of those options is less than $25.00 per share. The options granted in the six-month period prior to the Expiration Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 1.)

Q&A-4

Q16	What if my Eligible Option Grants are not currently vested? Can I exchange them?

A16	Yes. Your Eligible Option Grants do not need to be vested in order for you to participate in the Offer.

Q17	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A17	If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option Grant that you tender in this Offer. In all cases, if you exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period before the Expiration Date, even if the exercise price of such options is less than $25.00 per share. Based on an Expiration Date of October 2, 2001, all options granted to you on or after April 2, 2001 must be exchanged if you exchange any of your Eligible Option Grants. (See Section 1.)

Q18	Why must I surrender options granted in the last several months (which have a fairly low exercise price) if I elect to exchange Eligible Option Grants?

A18	If we allowed you to keep options that were granted within the six-month period prior to the date that the Eligible Option Grants are cancelled in the Offer, we could be required under applicable accounting rules to recognize significant charges in our financial statements, which could reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding. This could have a negative impact on the performance of our stock price.

Q19	My options are separated between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other? (This question is relevant only for employees who are located in the United States.)

A19	No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option, and cannot be separated for purposes of this Offer. You should note that all Replacement Options will be nonqualified stock options, even if issued in exchange for incentive stock options.

Q20	When will I receive my Replacement Options?

A20	You will be granted your Replacement Options on the Replacement Option Grant Date, which is expected to be April 3, 2002, or a later date if we extend the Offer. We expect to distribute the Replacement Option letters within approximately four to six weeks following the Replacement Option Grant Date. (See Section 5.)

Q21	Why won’t I receive my Replacement Options immediately after the Expiration Date of the Offer?

Q&A-5

A21	In order to avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date (which is currently expected to be October 2, 2001). Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date (again, which is expected to be April 3, 2002, or a later date if we extend the Offer). Any other options that otherwise would have been granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

III. VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q22	How will my Replacement Options vest?

A22	For employees and members of our Board of Directors located in the United States, each Replacement Option will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grant it replaces. However, if you elect to exchange Eligible Option Grants granted on or before December 9, 1999, your Replacement Options will not accelerate upon a Change in Control (as defined in our 1999 Long Term Incentives Plan). Please see Q&A 52 below for further discussion. The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule and have a different vesting commencement date than the Eligible Option Grant that it replaces. If you are an employee who is employed outside the United States, please see Schedule B for more details. (See Section 5.)

Q23	Will I be entitled to vesting “credit” during the period beginning on the Expiration Date and ending on the Replacement Option Grant Date?

A23	Yes, if you are an employee located in the United States and receive a Replacement Option. If you are an employee located outside the United States, you may not be entitled to such vesting credit. Please see Schedule B for more details. (See Section 8.)

Q24	What if my employment is terminated between the Expiration Date and the Replacement Option Grant Date?

A24	If you elect to exchange Eligible Option Grants, your election will be irrevocable after 5:00 P.M. Pacific Daylight Time on the Expiration Date, which is currently expected to be October 2, 2001. Therefore, if your employment with us or one of our subsidiaries (including any spin-off company or one of its subsidiaries) terminates, whether voluntarily, involuntarily, or for any other reason (including death), before your Replacement Option is granted, you will not receive any Replacement Option or have a right to any stock options that were previously cancelled. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING ANY SPIN-OFF COMPANY OR ONE OF ITS SUBSIDIARIES) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. (See Sections 1 and 8.)

Q&A-6

Q25	Will I have to wait longer to sell common stock under my Replacement Options than I would under the Eligible Option Grants that I exchange?

A25	Possibly. If you are a non-exempt employee (i.e., you are entitled to receive overtime pay), then you may not exercise your Replacement Options for at least six months after the Replacement Option Grant Date. Additionally, employees who are subject to our trading window policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options. Finally, if you are an employee located outside the United States, you may also have to wait to exercise your Replacement Options or sell shares of common stock subject to the Replacement Options. You should direct questions about whether you are a non-exempt employee to our Employee Service Center at (949) 483-6881. If you have questions about our trading window policy, you should contact Jasmina Theodore Boulanger, Esq. at (949) 483-3223.

Q26	What is the exercise price for the Replacement Options?

A26	The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be April 3, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Option Grants. (See Section 8.)

Q27	How long is the option term of the Replacement Options?

A27	Replacement Options granted under the 1999 Long-Term Incentives Plan will have a term of ten years, beginning on the Replacement Option Grant Date. Replacement Options under the 2000 Non-Qualified Stock Plan will have a term of eight years, beginning on the Replacement Option Grant Date. (See Section 8.)

Q28	What if my employment is terminated after the date that my Eligible Option Grants are cancelled?

A28	If your employment with us is terminated (for any reason, including death) after your Eligible Option Grants are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Option Grants that were cancelled, and you will not receive any Replacement Options. (See Sections 1 and 8.)

IV. HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q29	If I exchange my Eligible Option Grants, how many shares will I receive under my Replacement Options?

A29	This is a share-for-share Stock Option Exchange Program, so for each share covered by the Eligible Option Grants you exchange and for the options granted in the six-month period

Q&A-7

that are exchanged as a result of your participation in this Offer, you will receive an option for one share under the Replacement Options. However, except as with respect to the Proposed Separation, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Sections 1 and 8.)

Q30	I have more than one Eligible Option Grant. Do I have to exchange all of them in order to participate?

A30	No. You may exchange one or more of your Eligible Option Grants or none at all. However, if you elect to exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period prior to the Expiration Date, even if the exercise price of such options is less than $25.00 per share. For example, based on an Expiration Date of October 2, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 2, 2001 — even if the exercise price of some of those options is less than $25.00 per share. The options granted in the six-month period prior to the Expiration Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. If you elect not to exchange any of your Eligible Option Grants, then no options will be exchanged. (See Section 1.)

Q31	Can I exchange a portion of an unexercised Eligible Option Grant?

A31	No. If you elect to exchange an Eligible Option Grant, you must exchange all unexercised options covered by that Eligible Option Grant. (See Section 1.)

Q32	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A32	Yes. (See Section 1.)

Q33	If I elect to exchange one or more of my Eligible Option Grants as part of the Offer, are any other options affected?

A33	Yes. If you elect to exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period prior to the Expiration Date, even if the exercise price of such options is less than $25.00 per share. For example, based on an Expiration Date of October 2, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 2, 2001 — even if the exercise price of some of those options is less than $25.00 per share. The options granted in the six-month period prior to the Expiration Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 1.)

V. HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q34	Am I eligible to receive future grants if I participate in this exchange?

Q&A-8

A34	Because of the accounting limitations, if you elect to exchange Eligible Option Grants, you are not eligible to receive additional stock option grants until after the Replacement Option Grant Date.

Q35	Can you provide me with examples of how an offer to exchange will operate?

A35	Yes. Please note, however, that these examples may not apply if you are an employee located outside the United States.

Example #1: For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was January 4, 2000; (2) your Eligible Option Grant was for 1,000 shares; (3) the exercise price of your Eligible Option Grant was $63.25 per share; (4) the vesting schedule of your Eligible Option Grant was 25% per year (i.e., 250 shares vest January 4, 2001, 250 shares vest January 4, 2002, 250 shares vest January 4, 2003 and 250 shares vest January 4, 2004); and (5) the fair market value of our common stock on the Replacement Option Grant Date (on or about April 3, 2002) will be $20 per share.

Using the assumptions listed above, upon our acceptance of your valid election, we would cancel your original stock option on October 2, 2001. On the Replacement Option Grant Date, which would be on or after April 3, 2002, we would grant you a new option for 1,000 shares with an exercise price of $20 per share. The vesting schedule for this new option will be the same as for the prior option, and therefore you will have cumulatively vested in 50% (500 shares) of the Replacement Option on April 3, 2002.

Example #2. For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was July 24, 2000; (2) your Eligible Option Grant was for 1,000 shares; (3) the exercise price of your Eligible Option Grant was $36.50 per share; (4) the vesting schedule of your Eligible Option Grant was 25% per year (i.e., 250 shares vested July 24, 2001, 250 shares vest July 24, 2002, 250 shares vest July 24, 2003 and 250 shares vest July 24, 2004); and (5) the fair market value of our common stock on the Replacement Option Grant Date (on or about April 3, 2002) will be $20 per share.

Using the assumptions listed above, upon our acceptance of your valid election, we would cancel your original stock option on October 2, 2001. On the Replacement Option Grant Date, which would be on or after April 3, 2002, we would grant you a new option for 1,000 shares with an exercise price of $20 per share. The vesting schedule for this new option will be the same as for the prior option, and therefore 25% (250 shares) will be immediately vested and you will become cumulatively vested in 50% (500 shares) of the Replacement Option on July 24, 2002.

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VI. THE DURATION OF THIS OFFER

Q36	How long will this Offer remain open?

A36	Presently, the Offer is scheduled to remain open until 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is currently expected to be October 2, 2001. We currently have no plans to extend the Offer beyond October 2, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 13.)

Q37	If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A37	If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date. (See Section 13.)

VII. TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

     This section of the Questions & Answers relates only to persons subject to U.S. federal income taxes and does not cover any state, local or non-U.S. tax consequences. If you are an employee located outside the United States, please review the summaries in Schedule B and/or consult your personal tax advisor to determine the tax and social insurance contributions consequences of this exchange transaction.

Q38	Will my Replacement Options be incentive stock options or nonqualified stock options?

A38	The Replacement Options will be nonqualified stock options only.

Q39	In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A39	When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax

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consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised. (See Section 12.)

Q40	Will I have to pay taxes if I exchange my Eligible Option Grants in the Offer?

A40	We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. (See Section 12.)

Q41	What are the tax implications for not participating in this Offer?

A41	We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonqualified stock options. In order to minimize the risk that our Offer to you could be characterized as a modification of those Eligible Option Grants that are incentive stock options, we have structured the Offer so that we retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise. We currently expect that we will accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn. (See Sections 3 and 12.)

VIII. HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTION GRANTS

Q42	What do I need to do to exchange my Eligible Option Grants?

A42	To exchange your Eligible Option Grants, you must complete and submit the Election Form found at by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be October 2, 2001. Please note that, if you are an employee in certain jurisdictions outside the United States, you may be required to print the Election Form and sign and fax it to us before the above noted deadline. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Also, please note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. (See Q&A 41 above) Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn. (See Section 3.)

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Q43	What is the deadline to elect to participate in the Offer?

A43	You must submit your Election Form by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be October 2, 2001. If you are an employee in certain jurisdictions outside the United States, you may be required to print the Election Form and sign and fax it to us before the above noted deadline. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 13.)

Q44	Can I change my election? How often?

A44	Yes. You can change your election at any time by revising and resubmitting your Election Form prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will determine your decision to elect. (See Section 4.)

Q45	What will happen if I don’t turn in my form by the deadline?

A45	If you miss this deadline, you cannot participate in the Offer.

Q46	Will I receive a confirmation of my election?

A46	Yes. After you submit your Election Form online, a confirmation page will appear showing your election. You may print this page and keep it with your records. Also, in your Election Form you may elect to provide us with your email address, in which case you will also be sent an email confirming your election. The confirmation will confirm your election and will state the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. (See Section 5.) If you do not provide us with your email address you will not receive confirmation of your election.

IX. MISCELLANEOUS ADDITIONAL INFORMATION

Q47	What happens to my Replacement Options if Conexant Systems, Inc. merges or is acquired prior to the Replacement Option Grant Date?

A47	If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may

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receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Option Grants that you exchange, if any, if no acquisition had occurred. (See Section 8.)

Q48	What happens if I elect to exchange some or all of my Eligible Option Grants under the Offer and Conexant Systems, Inc. separates into two independent companies PRIOR TO the Replacement Option Grant Date?

A48	If you elect to exchange some or all of your Eligible Option Grants and we separate into two independent entities prior to the Replacement Option Grant Date (i.e., between the Expiration Date and the Replacement Option Grant Date), then (i) you will be deemed to have continued employment with us for option purposes if you are employed by either resulting entity and (ii) your Replacement Options will be granted solely in the stock of the resulting entity by which you are employed on the Replacement Option Grant Date. (See Section 8.)

Q49	What happens if I elect to exchange some or all of my Eligible Option Grants under the Offer and Conexant Systems, Inc. separates into two independent companies AFTER the Replacement Option Grant Date?

A49	If you elect to exchange some or all of your Eligible Option Grants and we separate into two independent entities after the Replacement Option Grant Date, then your options will be adjusted in accordance with the terms specified in that transaction to ensure that (i) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such Eligible Option Grants and the aggregate per share exercise price thereof) of the resulting options immediately after the Proposed Separation is equal to the aggregate economic value of the Eligible Option Grants immediately prior to the Proposed Separation and (ii) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock remains the same immediately before and immediately after the Proposed Separation.

Q50	What happens if I DO NOT ELECT to participate in the Offer and DO NOT exchange any of my Eligible Option Grants under the Offer and Conexant Systems, Inc. separates into two independent companies?

A50	If you do not elect to exchange any of your Eligible Option Grants and we separate into two independent entities (whether before or after the Replacement Option Grant Date), then your options will be adjusted in accordance with the terms specified in that transaction to ensure that (i) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such Eligible Option Grants and the aggregate per share exercise price thereof) of the resulting options immediately after the Proposed Separation is equal to the aggregate economic value of the Eligible Option Grants immediately prior to the Proposed Separation and (ii) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock remains the same immediately before and immediately after the Proposed Separation.

Q51	Who determines if, and if so, when the Proposed Separation will occur?

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A51	Our Board of Directors will, in its sole discretion, determine the timing, structure and all terms of the Proposed Separation. The Proposed Separation will also require shareowner approval. We are not obligated to complete the Proposed Separation at any particular time or at all. However, it may be to our benefit to effect the Proposed Separation transaction, if at all, before the Replacement Option Grant date, because by doing so both entities resulting from the Proposed Separation may be able to reduce the number of shares subject to outstanding options and thus minimize shareowner dilution. (See Section 8.)

Q52	If I elect to exchange Eligible Option Grants granted on or before December 9, 1999 will my Replacement Options accelerate upon a Change in Control as defined in our 1999 Long Term Incentives Plan?

A52	No. Effective December 9, 1999, the Plan was amended to remove this accelerated vesting provision prospectively. Thus, your Replacement Options will not automatically accelerate upon a Change in Control, even if the Eligible Option Grants for which they were exchanged would have accelerated. (See Section 8.)

Q53	What if I don’t accept this Offer?

A53	This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you are an employee located in the United States, you choose not to participate in this Offer and your Eligible Option Grants are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A 41 of Part VII, Tax Status of Replacement Options; Tax Considerations above for further discussion. (See Sections 1 and 12.)

Q54	I was previously employed by Maker Communications, Sierra Imaging, or Microcosm Communications, and my options were exchanged for Conexant options at the time of the acquisition. If I choose to participate, will my new options be made under the original plan with the same terms and conditions?

A54	No. If your option was originally granted under the Maker Communications, Inc. 1999 Stock Incentive Plan, the Sierra Imaging, Inc. 1996 Stock Option Plan or the Microcosm Communications Limited Stock Option Plan, then the Replacement Option will be granted under the 2000 Non-Qualified Stock Plan. Please see the attached plan for the current terms and conditions of the 2000 Non-Qualified Stock Plan. If you have any questions, please contact Stock Administration at (949) 483-4525 or at stockadmin@conexant.com. (See Section 8.)

Q55	Where do I go if I have additional questions about this Offer?

A55	Please send your questions to Stock Administration, (949) 483-4525 or stockadmin@conexant.com. We will review these questions periodically throughout the exchange period and add the appropriate information to the Questions & Answers section of the web site established for this Offer, which is located at http://www.proxyvoting.com/conexant.

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